EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Karen Morgan D’Amelio General Counsel & Chief Risk Officer/Corporate Secretary KMorganDAmelio@RhinebeckBank.com

Rhinebeck Bancorp Appoints Matthew J. Smith
as President and Chief Executive Officer

FOR IMMEDIATE RELEASE

Poughkeepsie, New York (September 16, 2025) – Rhinebeck Bancorp, Inc. (NASDAQ: RBKB), the holding company of Rhinebeck Bank, has appointed Matthew J. Smith as President and Chief Executive Officer of Rhinebeck Bancorp, MHC, Rhinebeck Bancorp, Inc., and Rhinebeck Bank, effective October 20, 2025. Mr. Smith was also appointed as trustee of Rhinebeck Bancorp, MHC and director of Rhinebeck Bancorp, Inc. and Rhinebeck Bank, effective October 20, 2025.

Mr. Smith replaces former President and Chief Executive Officer, Michael J. Quinn, who, in March 2025, announced that he would retire after 40 years of service.  Concurrent with the effectiveness of Mr. Smith’s appointment as President and Chief Executive Officer, Mr. Quinn will serve as Interim Executive Advisor through the end of the year to assist in the leadership transition.
Mr. Smith brings a wealth of experience in financial services, with a distinguished career marked by innovation, growth, and leadership. Most recently, Mr. Smith served as Senior Executive Vice President and Chief Operating Officer of Columbia Financial, Inc. and Columbia Bank in Fair Lawn, New Jersey. His extensive background also includes senior roles as Chief Digital Banking Officer and Head of Enterprise Product, Marketing, and Transformation at Webster Bank in Stamford, Connecticut, and as Chief Product and Marketing Strategy Officer at Sterling National Bank in Montebello, New York. Also notable, Mr. Smith held senior positions at Bridgewater Associates and GE Capital where he led strategic growth initiatives and multiple functions across finance, technology, and operations.
Throughout his career, Mr. Smith has consistently led high-impact initiatives — from designing and launching new products and lines of business, enhancing digital banking platforms, and executing strategic transactions — driving meaningful results for customers, employees, and shareholders alike. His deep expertise in aligning technology, operations, and strategy uniquely positions him to lead Rhinebeck Bank into its next phase of growth and innovation. Mr. Smith has been featured on industry podcasts and has won awards for his work in growth and innovation. In his new role as President and Chief Executive Officer, Mr. Smith will be responsible for directing strategic operations.
In response to his appointment, Mr. Smith said “I am honored to be selected as Rhinebeck’s next President and CEO.  Rhinebeck has a rich tradition of exceptional customer service and strong commitment to its communities and shareholders. I look forward to continuing the company’s strong legacy, deepening our ties in the community, growing the company and increasing shareholder value.”

William C. Irwin, Chairman of the Board of Directors, remarked “The Board of Directors is very pleased to welcome Matt Smith as President and CEO.  Mr. Smith has a proven track record, broad and varied experiences in banking and an innovative and entrepreneurial background.  We look forward to his leadership as we continue to grow our franchise.”

Mr. Smith holds a Master of Business Administration in Corporate Finance and Risk Management from Iona University in New Rochelle, New York and holds a Bachelor of Science in Finance from La Salle University.

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About Rhinebeck Bancorp
Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  For more than 160 years, Rhinebeck Bank has been an integral part of the area’s economic growth and a driving force for commerce along the Hudson River. Rhinebeck Bank takes pride in being personally involved in local businesses, communities, and charitable organizations. Its ability to be responsive to the needs of customers and community has led its continued growth. For more information about Rhinebeck Bank or any of its products or services, please visit www.RhinebeckBank.com.